Exhibit 10.1

SIXTH AMENDMENT TO LOAN AGREEMENT AND ALLONGE

TO REVOLVING CREDIT PROMISSORY NOTE

This Sixth Amendment to Loan Agreement and Allonge to Revolving Credit Promissory Note (this “Amendment”) is made effective September 29, 2006, by and between Pinnacle Data Systems, Inc. (“Borrower”), and KeyBank National Association, a national banking association (“Lender”).

BACKGROUND INFORMATION

A. On November 19, 2003, Lender made a loan to Borrower in the original principal amount of up to $5,000,000 (the “Revolving Loan”) (the Revolving Loan amount has been increased to $11,000,000 see below) pursuant to a Business Loan Agreement (Asset Based) (the “Original Loan Agreement”), as amended by an Amendment to Loan Agreement and Allonge to Promissory Note dated the same date (the “First Amendment”). On May 12, 2004, Lender and Borrower entered into a Second Amendment to Loan Agreement (the “Second Amendment”). On August 9, 2005, Lender and Borrower entered into a Third Amendment to Loan Agreement (the “Third Amendment”). On December 28, 2005, Lender and Borrower entered into a Fourth Amendment to Loan Agreement (the “Fourth Amendment”). On June 23, 2006, Lender and Borrower entered into a Fifth Amendment to Loan Agreement (the “Fifth Amendment”). The Original Loan Agreement, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, are sometimes referred to hereinafter, collectively, as the “Loan Agreement”. The Revolving Loan is evidenced by a Promissory Note (the “Revolving Credit Note”) dated December 28, 2004, in the original principal amount of $6,000,000, which principal amount was increased to $11,000,000 pursuant to the Third Amendment. Borrower has also granted Lender a security interest in all of Borrower’s personal property pursuant to a Security Agreement dated the same date as the Original Loan Agreement (the “Security Agreement”). On or about the date of this Amendment, Lender has made a term loan to Borrower in the principal amount of $4,000,000 (the “Term Loan”) pursuant to a Promissory Note (the “Term Note”) also dated on or about the date of this Amendment. The Revolving Loan and the Term Loan are sometimes referred to hereinafter, collectively, as the “Loans.” The Loan Agreement, the Revolving Credit Note, the Security Agreement, the Term Note, and any other agreements between Lender and Borrower relating to the Loans are sometimes referred to hereinafter, collectively, as the “Loan Documents” and, individually, as a “Loan Document”. The terms defined in the Loan Agreement shall be used in this Amendment, and have the same meaning as defined in the Loan Agreement, unless a term is otherwise defined in this Amendment. To the extent that there are any inconsistencies between the provisions of this Amendment and the provisions of the Loan Agreement, or any of the other Loan Documents, then the applicable provisions of this Amendment shall control and supercede the inconsistent provisions of the Loan Agreement, or any of the other Loan Documents.

B. The Borrower and Lender desire to make certain amendments to the Loan Agreement and the Revolving Credit Note. Accordingly, Lender and Borrower have agreed to enter into this Amendment.

STATEMENT OF AGREEMENT

The parties to this Amendment acknowledge the accuracy of the foregoing Background Information and for adequate consideration received, receipt of which is hereby acknowledged, hereby agree as follows:

§1. Acknowledgement. Except as otherwise specifically set forth in this Amendment, the Loans, and all other obligations of Borrower under the Loan Documents, shall remain as currently set forth in the Loan Agreement and the other Loan Documents and nothing in this Amendment shall alter, modify, limit, or impair any of the rights, powers, or remedies that Lender may have under the Loan Agreement or any of the other Loan Documents.

§2. Obligation to Repay Loan. Borrower acknowledges that as of the effective date of this Amendment the outstanding principal balance of the Revolving Loan is $6,256,008.27. Borrower hereby reaffirms its obligation to repay the Revolving Loan in full.

§3. Compliance with Loan Documents. Borrower shall comply with all of the terms and provisions of the Loan Agreement and the other Loan Documents, as modified by this Amendment.

§4. No Waiver of Rights. Except as expressly set forth herein, nothing contained in this Amendment shall be deemed a waiver of any of the rights and remedies of Lender, at law or in equity, or under the Loan Agreement or the other Loan Document, or under any other agreement evidencing, securing, governing, or pertaining to any obligations evidenced by such Loan Documents.

§5. Borrower Representations and Warranties. Borrower represents and warrants to Lender that: (a) Borrower has the power and authority to execute and deliver this Amendment; (b) the officer executing this Amendment on behalf of Borrower has been duly authorized to execute and deliver the same and to bind Borrower with respect to the provisions of this Amendment; (c) the execution by Borrower of this Amendment and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the Articles of Incorporation or Code of Regulations of Borrower or any law applicable to Borrower and will not result in the breach of any provision of or constitute a default under any agreement, instrument, or document binding upon or enforceable against Borrower; and (d) this Amendment, the Loan Agreement, and the other Loan Documents constitute valid, legal, binding, and enforceable obligations of Borrower in every respect, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting creditors’ rights generally, to general equitable principles, and to applicable doctrines of commercial reasonableness.

§6. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) The Section of the Loan Agreement titled “FINANCIAL COVENANTS”, which was added to the Loan Agreement pursuant to the First Amendment, and amended pursuant to the Second Amendment, the Fourth Amendment, and the Fifth Amendment, is hereby amended by deleting the Subsection titled “Total Debt to Tangible Net Worth Ratio” and replacing it with the following:

Total Debt to Tangible Net Worth Ratio. Attain and maintain a Total Debt to Tangible Net Worth Ratio less than 3.80 to 1.00, as of September 30, 2006, and attain and maintain a Total Debt to Tangible Net Worth Ratio less than 3.40 to 1.00, as of December 31, 2006, and at the end of each fiscal quarter thereafter. “Total Debt” means all of Borrower’s liabilities including Subordinated Debt. “Subordinated Debt” means indebtedness and other liabilities of Borrower which have been subordinated by written agreement to the Lender in form and substance acceptable to Lender. “Tangible Net Worth” means Borrower’s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements), less Total Debt.

(b) The Section of the Loan Agreement titled “FINANCIAL COVENANTS”, which was added to the Loan Agreement pursuant to the First Amendment, and amended pursuant to the Second Amendment, the Fourth Amendment, and the Fifth Amendment, the defined terms “Operating Cash Flow” and “Fixed Charges” are hereby deleted in their entirety and replaced with the following:

“Operating Cash Flow” shall mean net income after taxes and exclusive of extraordinary gains and losses, gains on the sale of fixed assets, and other income; plus depreciation, amortization, interest expense and lease expenses (provided that all lease expense payments made by Borrower for the lease of its headquarters located at 6600 Port Road, Columbus, Ohio 43125; 555 East Huntington Drive, Monrovia, California; and 6295 Commerce Center Drive, Groveport, Ohio 43125 shall be excluded from the calculation of Fixed Charges), less dividends and distributions.

“Total Fixed Charges” shall mean the sum of interest expense, current maturities of long-term debt, current maturities of capital leases, lease expenses (provided that all lease expense payments made by Borrower for the lease of its headquarters located at 6600 Port Road, Columbus, Ohio 43125; 555 East Huntington Drive, Monrovia, California; and 6295 Commerce Center Drive, Groveport, Ohio 43125 shall be excluded from the calculation of Total Fixed Charges), preferred stock dividends, and Capital Expenditures (all calculated for the preceding twelve month period).

(c) The defined term “Expiration Date”, which was amended pursuant to the Third Amendment, is hereby deleted in its entirety and replaced with the following:

Expiration Date. The words “Expiration Date” mean May 15, 2008.

(d) The defined term “Borrowing Base”, which was amended pursuant to the Third Amendment, is hereby deleted in its entirety and replaced with the following:

Borrowing Base. The words “Borrowing Base” mean, as determined by Lender from time to time, the lesser of (1) $11,000,000 or (2) the sum of (a) 85.000% of the aggregate amount of Eligible Accounts, plus (b) 50.000% of the aggregate amount of Eligible Inventory (not to exceed the lesser of $7,500,000 or 50.000% of the then outstanding principal balance of all Loan(s)), (c) minus the principal balance of the Term Loan. A sample form of borrowing base certificate is attached.

(d) The defined term “Loan” is hereby deleted in its entirety and replaced with the following:

Loan. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitations those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time and also including the Term Loan.

(d) The Section of the Loan Agreement titled “DEFINITIONS”, is hereby amended by adding the following new definitions:

Term Loan. The words “Term Loan” mean the $4,000,000 loan made by Lender to Borrower pursuant to the $4,000,000 Promissory Note from Lender to Borrower dated September 28, 2006.

§7. Amendments to Revolving Credit Note. The Revolving Credit Note is hereby amended as follows:

(a) The maturity date of the Revolving Credit Note is hereby extended to May 15, 2008.

(b) The Section of the Revolving Credit Note titled “LIBOR 1 MONTH” and the existing exhibit, “LIBOR ONE MONTH EXHIBIT” are hereby deleted in their entirety. The “LIBOR ONE MONTH EXHIBIT” is hereby replaced by Exhibit A attached to this Amendment, and the Section of the Note titled “LIBOR 1 MONTH” is hereby replaced with the following:

LIBOR OVERNIGHT. An exhibit titled “LIBOR Overnight Exhibit”, is attached to this Note and by this reference is made a part of this Note just as if all the provisions, terms and conditions of the Exhibit had been fully set forth in this Note.

§8. Allonge. This Amendment shall be firmly affixed to and become an allonge to the Revolving Credit Note.

§9. Fees and Expenses. Borrower hereby agrees to pay or reimburse to Lender all of its reasonable out-of-pocket expenses, including reasonable attorney’s fees and expenses, and filing expenses actually incurred by Lender in connection with this Amendment.

§10. Effect of Modification. Except as expressly modified by this Amendment, all of the terms and conditions of the Loan Agreement, and all of the other Loan Documents, as they may have been previously modified in writing, shall remain in full force and effect.

[Signatures on following page]

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Roger D. Campbell
Roger D. Campbell, Senior Vice President

“WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

BORROWER:

PINNACLE DATA SYSTEMS, INC.

By:	/s/ Michael R. Sayre
Michael R. Sayre,
President

EXHIBIT A

LIBOR OVERNIGHT EXHIBIT

1. DEFINITIONS: For the purposes of this Addendum, the following definitions will apply:

“Business Day” means a day on which dealings are carried on in the London interbank Eurodollar market;

“LIBOR Interest Period” means the period commencing on the date an advance bearing interest at the LIBOR Rate is made, continued, or converted and continuing overnight, with successive periods commencing daily thereafter;

“LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) at which deposits in United States dollars are offered by prime banks in the London interbank Eurodollar market two Business Days prior to the day on which such rate is calculated by the Lender, in an amount comparable to the amount of such advance and with a maturity equal to the LIBOR Interest Period;

“LIBOR Reserve Requirements” means, for any advance bearing interest at the LIBOR Rate, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance;

“Margin” means two and forty-five one hundredths percent (2.45%);

“Note Rate” means the interest rate provided for in the Note based on the Lender’s Prime Rate (as defined in the Note).

2. INTEREST RATE. Notwithstanding anything contained in the Note to the contrary, advances under the Note shall bear interest at a fixed rate of interest equal to the LIBOR Rate plus the Margin for the duration of a LIBOR Interest Period; and provided further that no LIBOR Interest Period may extend beyond the maturity date of the Note. Upon the expiration of the initial LIBOR Interest Period, Borrower may elect a new LIBOR Rate or the Note Rate. If Borrower fails to make an election, the advances will bear interest at the LIBOR Rate plus the Margin for consecutive LIBOR Interest Periods until an election is made. During any LIBOR Interest Period, Borrower shall continue to make interest payments as required by the Note.

3. INCREASED COSTS. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the LIBOR Rate, including a change in LIBOR Reserve Requirements, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.

4. ILLEGALITY. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful to make, fund, or maintain any advance at the LIBOR Rate, then Lender’s obligation to make, fund, or maintain ay such advance shall terminate and each affected outstanding advance shall be converted to the Note Rate on the earlier of the termination date for each LIBOR Interest Period or the date the making, funding, or maintaining of each such advance becomes unlawful.